PROSPECTUS SUPPLEMENT                           REGISTRATION NO.  333-52022
(To Prospectus dated February 17, 2006)         Filed Pursuant to Rule 424(b)(3)


                 [HOLDERS(SM) OIL SERVICE LOGO][GRAPHIC OMITTED]




                        1,000,000,000 Depositary Receipts
                          Oil Service HOLDRS (SM) Trust

         This prospectus supplement supplements information contained in the prospectus dated February 17, 2006 relating to the sale of up to 1,000,000,000 depositary receipts by the Oil Service HOLDRS (SM) Trust.

         The share amounts specified in the table in the "Highlights of Oil Service HOLDRS" section of the base prospectus shall be replaced with the following:

                                                           Share     Primary
                 Name of Company                 Ticker  Amounts Trading Market
           -----------------------------         ------  ------- --------------
           Baker Hughes Incorporated               BHI      21        NYSE
           BJ Services Company                     BJS      28        NYSE
           Cooper Cameron Corporation              CAM       8        NYSE
           Diamond Offshore Drilling, Inc.          DO      11        NYSE
           ENSCO International Incorporated        ESV      11        NYSE
           GlobalSanteFe Corporation               GSF    19.975      NYSE
           Grant Prideco, Inc.                     GRP       9        NYSE
           Halliburton Company                     HAL      22        NYSE
           Hanover Compressor Company               HC       5        NYSE
           Nabors Industries Ltd.(1)               NBR      12        NYSE
           National Oilwell Varco Inc.             NOV       7        NYSE
           Noble Corporation                        NE      11        NYSE
           Rowan Companies, Inc.                   RDC       8        NYSE
           Schlumberger Ltd.                       SLB      11        NYSE
           Smith International, Inc.               SII      16        NYSE
           Tidewater Inc.                          TDW       5        NYSE
           Transocean Inc.                         RIG      18        NYSE
           Weatherford International Ltd.          WFT      18        NYSE

         (1) Effective April 24, 2006, deposits of Nabors Industries Ltd. (NYSE ticker "NBR") will increase to 24 shares (from 12) per round lot of 100 Oil Services HOLDRS due to the 2 for 1 stock split of Nabors Industries Ltd.

         The share amounts listed in the table above reflect all previous stock splits, dividends and business combination transactions.

            The date of this prospectus supplement is March 31, 2006.